Exhibit 4.27

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

AMENDMENT NO. 19

CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Between

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S.

and

ECOPETROL S.A.

BOGOTÁ D.C., MAY 28, 2024

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

AMENDMENT NO. 19

TO THE CRUDE OIL SERVICES FRAMEWORK AGREEMENT

This Amendment No. 19 (the “Amendment”) to the Crude Oil Services Framework Agreement (hereinafter, the “Framework Agreement”), is executed on May twenty-eight (28) of two thousand twenty-four (2024) (hereinafter, the “Date of Execution”) by the following legal entities (hereinafter, the “Parties” and, each of them, one “Party” or the “Party”): whereas:

1.

ECOPETROL S.A., mixed economy company, attached to the Ministry of Mines and Energy, authorized by Law 1118 of 2006, which acts in accordance with its bylaws and has its main domicile in Bogota D.C., with NIT: 899.999.068-1, represented for the execution of this Amendment by REYNALDO PLATA CARREÑO, identified as shown below his signature, who acts in his capacity as Special Attorney, according to the power of attorney granted through public deed No. 0160 of February 3 of 2021 in Notary 31 of the Bogota Circle, empowered to execute this Amendment pursuant to the ample and sufficient Special Power granted by ECOPETROL S.A. (hereinafter “ECOPETROL”), and

2.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., mixed economy company, authorized by Decree 1320 of 2012, attached to the Ministry of Mines and energy, with main domicile in Bogotá D.C. and NIT. 900.531.210-3, represented for the execution of this Amendment by JOSÉ GUILLERMO MORENO GÓMEZ, identified as shown below his signature, who acts in his capacity as General Attorney, pursuant to a power granted by public deed No. 0160 of February 3, 2021 in Notary 31 of the Bogota Circle, empowered to execute this Amendment (hereinafter “CENIT”).

The Parties have agreed on aspects that are established hereinbelow, as per the following considerations

WHEREAS:

1.

That the Parties executed on the first (1st) of April, two thousand thirteen (2013), the Framework Agreement, which has been previously modified by Amendments No. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 in the aspects defined in each of them, an Agreement that is in force to date.

2.

That ECOPETROL, for operational reasons and in accordance with the provisions of Chapter II “Crude Storage Service” of the Framework Contract, has requested CENIT to agree on the terms and conditions under which it will provide the crude oil storage service in the TK-705 Tank, which is located at the Vasconia Station.

Keeping in mind the foregoing whereas clauses, the Parties have agreed by means of this Amendment, to modify the Framework Agreement as set forth in the following

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

CLAUSES:

CLAUSE ONE: Rental of Tank TK-705 located at the Vasonia Sttion. -

Include in Chapter II “Crude Storage Service” of the Framework Agreement, the temporary Annex AC-6, related to the “Destination, Term of Duration, Operation and Rental Fee of the TK-705 Tank at the Vasconia Station”, which is incorporated into the Framework Agreement through this Amendment as Annex 1, by which the Parties agree to the particular conditions for the provision of ECOPETROL’s Crude Oil Storage Service.

CLAUSETHREE: The implementation of the changes made through this Amendment will come into force as of the Date of Execution of the Amendment.

CLAUSEFOUR: The Parties understand that the remaining clauses of the Framework agreement and its amendments continue in force as all that which has not been expressly modified by means of this Amendment.

Hence, this Amendment is signed electronically by the undersigned, in the city of Bogota D.C:, on the twenty-eight (28th) of May of two thousand twenty-four (2024).

For ECOPETROL:	For CENIT,

/s/ Reynaldo Plata Carreño	/s/ José Guillermo Moreno Gómez
REYNALDO PLATA CARREÑO	JOSÉ GUILLERMO MORENO GÓMEZ
C.C. 91.489.924 of Bucaramanga	C.C. 80.412.522 de Bogotá
Special Attorney	Attorney General

Annex 1

of Amendment No. 19 to the Crude Oil Services Framework Agreement entered into by Cenit Transporte y Logística de Hidrocarburos S.A.S. and Ecopetrol S.A.

ANNEX AC-6

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

CRUDE STORAGE SERVICE

DESTINATION, TERM OF DURATION, OPERATION AND RATE FOR THE CONTRACTING OF STORAGE CAPACITY OF THE TK-705 TANK LOCATED AT THE VASCONIA STATION.

CENIT, in its capacity as holder of the right of ownership and possession of the TK-705 Tank (hereinafter, the “Tank”), grants ECOPETROL, as a lease, the use and enjoyment of the entire storage capacity (hereinafter, the “Storage Capacity”) of the Tank, which will be operated by CENIT for the period defined in this Annex and under the operating conditions stated hereunder.

CENIT, in its capacity as service provider, declares that the storage capacity of the Tank will be given in lease as of the Effective Date, as defined in Clause 2 of this Annex.

CHAPTER I

Clause 1. Destination: ECOPETROL will destine the Storage Capacity of the tank for storing crude belonging to ECOPETROL, as per definition contained in Clause 34 of the Crude Service Framework Agreement, executed on Aprol 1, 2013 (hereinafter the “Services Framework Agreement”) which is transcribed herein below, and which meets the qualities demanded by Cenit for the Tank:

“ECOPETROL’s Crude Oil: Means (i) Crude oil owned by ECOPETROL and its Affiliates (not including CENIT), (ii) Fuel oil or fuel oil owned by ECOPETROL and its Affiliates (not including CENIT), (iii) Diluents owned by ECOPETROL and its Affiliates (not including CENIT) (iv) any other product that can technically be transported through the Pipeline owned by ECOPETROL and its Affiliated companies (not including CENIT), prior agreement with CENIT, and (v) Crude oil owned by third parties only for the Apiay – Monterrey – Altos del Porvenir system.”

Thus, ECOPETROL accepts and recognizes that, as for the use of the Tank’s storage Capacity, the following conditions are applicable:

(i)	The filling and evacuation of the Tank will be planned by CENIT in accordance with the transport schedule of the transport systems that use or can use the Tank.
(ii)	The monitoring and operating management of the Tank shall be the exclusive responsibility of CENIT.
(iii)	The connection, disconnection and/or blocking of the Tank’s afferent lines shall be made by CENIT. Thus, the technical, environmental, social and operating aspects are the responsibility of CENIT.
(iv)	Cenit will have custody and responsibility for the total volume stored in the Tank. The use of the storage capacity will be made in accordance with the nomination procedure of CENIT.
(v)	Whenever Ecopetrol has or does not have stored product, during the period agreed upon by the parties, based on the nomination, it must pay the indicated fixed monthly value.

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

(vi)

Once the deadline has expired, Cenit will be able to freely dispose of the use of the Tank and its capacity, and Ecopetrol must evacuate the entire product in a time not exceeding five (5) calendar days, counted from the first day following the end of the service agreed in this Annex. Otherwise, Cenit will evacuate the product, adhering to its Transport Manual or the document that tak3s its stead, and will request reimbursement of the respective cost to Ecopetrol.

(vii)

The remaining volume in the tank during the term of the lease will be the responsibility of Ecopetrol, as well as the quality variations that the tank may undergo because of tank conversions for the nominated product.

Clause 2. Duration: This annex will come into effect on the twenty-eight (28th) of May of two thousand twenty-four (hereinafter the ““Effective Date”) and will be in force for the same period of the Valid Term set forth by the Service Framework Agreement.

Clause 3. Termination: Unless the service has been nominated by ECOPETROL and accepted by CENIT, both CENIT and ECOPETROL can opt for a unilateral, early termination of the rental of storage capacity agreed through this Annex, in such ay that the party willing to terminate it shall notify its wish to do so to the other party in writing through the most expeditious means.

Said statement must be issued at least three (3) months in advance of the date of expiration of the Annex.

Once the interest to terminate the lease for Tank storage capacity has been expressed, it will be understood that it will end following the last day of the three (3)-month previous notice.

CHAPTER II

Clause 1. Value and way of payment: The Parties agree that during the duration of the rental, ECOPETROL undertakes to pay monthly,

(i)

The monthly fixed price for availability of the Storage Capacity of the Tank payable by ECOPETROL will be sixty eight thousand seven hundred sixty one US Dollar (USD$68,761), including the Rate (hereinafter the “RateRate”).

(ii)

ECOPETROL shall pay the Rate only when it nominates and the nomination has been accepted by CENIT. Once the nomination has been accepted, aas whethr ECOPETROL uses or not the Storage Capacity, it undertakes to pay the Rate established for the service during the month nominated for use of the tank.

Clause 2. Updating of the Rate: The Rate for availability of the Tank Storage Capacity will be adjusted annually as of the fist (1st) of January of two thousand twenty-five (2025), using the Consumer Price Index – All Urban Consumers (CPI) of the United States of America, reported by the Bureau of Labor Statistics.

AMENDMENT NO. 19 CRUDE OIL SERVICES FRAMEWORK AGREEMENT

Clause 3. Billing: It will be performed in accordance with that set forth in Clause 6 of the Framework Agreement.

CHAPTER III

Clause 1. Services by CENIT to ECOPETROL: ECOPETROL expressly accepts that the lease of Tank Storage Capacity in its favor does not constitute default, novation, or amendment of the Framework agreement, which is in force in all its terms and conditions.

Clause 2. Annex Application: This Annex cancels or makes void any previous agreement or contract relating to the leasing of the Tank Storage Capacity.

Clause 3. Validity of the amendments: The amendments that the Parties want to introduce in this Annex must be stated in writing, pursuant to that agreed in the Framework Agreement, as it is the will of the Parties to recognize the validity of those made this way.

Clause 4. Payment of Costs and Taxes: Each Party shall bear the cost of taxes that correspond to it, by virtue of the entering into and execution of this Annex.

Clause 5. Dispute Settlement: Any dispute or controversy arising between the Parties in relation with the fulfillment of the provisions contained in this Annex shall be settled in accordance with that provided for in Clause 23 and Clause 25 of the General Conditions of the Framework Agreement.

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